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                                 EXHIBIT 10.17



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                            THE ROSLYN SAVINGS BANK
                             EMPLOYMENT AGREEMENT

     This AGREEMENT ("Agreement") is made effective as of February 16, 1999, by and between The Roslyn Savings Bank (the "Institution"), a state chartered savings institution with its principal offices at 1400 Old Northern Boulevard, Roslyn, New York 11576, Roslyn Bancorp, Inc., a corporation organized under the laws of the State of Delaware, the holding company for the Institution (the "Company"), and John M. Tsimbinos ("Executive").

     WHEREAS, the Institution wishes to assure itself of the services of Executive for the period provided in this Agreement; and

     WHEREAS, the Executive is willing to serve in the employ of the Institution on a full-time basis for said period.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES.

     During the period of Executive's employment hereunder, Executive agrees to serve as the Chairman of the Board of the Company and Vice Chairman of the Institution. The Executive shall render administrative and management services to the Company and the Institution such as are customarily performed by persons in a similar executive officer capacity. During said period, Executive also agrees to serve as a director of the Company and the Institution and, if elected, as an officer and director of any subsidiary of the Institution.

2.   TERMS.

     (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue through the period ending on the last day of the month in which he attains age 65, that is, July 31, 2002.

     (b) During the period of Executive's employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantial time, attention, skill and efforts to the performance of his duties hereunder including activities and services related to the organization, operation and management of the Institution and participation in community and civic organizations; provided, however, that, with the approval of the Board of
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Directors of the Institution, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Institution or materially affect the performance of Executive's duties pursuant to this Agreement.

     (c) Notwithstanding anything herein contained to the contrary, Executive's employment with the Institution may be terminated by the Institution or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement. However, Executive shall not perform, in any respect, directly or indirectly, during the pendency of his temporary or permanent suspension or termination from the Institution, duties and responsibilities formerly performed at the

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Institution as part of his duties and responsibilities as Chairman of the Board of the Company and Vice Chairman of the Institution.

3.   COMPENSATION AND REIMBURSEMENT.

     (a) The Executive shall be entitled to an annual rate of salary from the Institution equal to the greater of (i) $500,000 per year or (ii) if higher, the annual rate of salary payable by the Institution to the second highest paid officer or employee taking into account all forms of cash compensation ("Base Salary"). Base Salary shall include any amounts of compensation deferred by Executive under any qualified or unqualified plan maintained by the Institution. Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by the Board or by a Committee of the Board delegated such responsibility by the Board. The Committee or the Board may increase Executive's Base Salary. Any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Institution shall also provide Executive, at no premium cost to Executive, with all such other benefits as provided uniformly to permanent full-time employees of the Institution.

     (b) In exchange for the Executive's agreement not to compete with the Company or the Institution set forth in Section 10(a) hereof, the Executive shall, in addition to the Base Salary provided for by paragraph (a) of this
Section 3, be entitled to additional compensation during the term of this Agreement at an annual rate equal to $175,000. Such noncompete compensation shall be payable bi-weekly.

     (c) Executive shall be entitled to participate in or receive benefits under any employee benefit plans, including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, stock or option plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Institution at present or in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan or arrangement of the Institution in which Executive is eligible to participate. Subject to the provisions of Section 3(e) of this Agreement, nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

     (d) In addition to the Base Salary provided for by paragraph (a) of this
Section 3, the noncompete compensation provided for by paragraph (b) of this
Section 3 and other compensation provided for by paragraph (c) of this Section 3, the Institution shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred in the performance of Executive's obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

     (e) The total aggregate present value of the compensation and benefits provided to the Executive by the Institution under Subsections (a), (b), (c) and
(e) of this Section 3 shall not be less than or greater than $1,000,000 per year (approximately prorated for any applicable portion of a calendar year) (the "Limit"). To the extent that the compensation provided for in Subsections (a),
(b), (c) and (e) of this Section 3 each year during the term of this Agreement does not at least equal the Limit, the Institution shall provide the Executive with grants of stock options, option-related

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awards or awards of the Company's common stock under the Roslyn Bancorp, Inc.
1997 Stock-Based Incentive Plan or other plan or arrangement, valued using a generally accepted valuation methodology (such as market value for common stock grants and Black-Scholes or alternative option pricing methods) acceptable to the Institution and the Executive, or cash payments under incentive or other plans, such that the estimated aggregate present value of the compensation provided to the Executive by the Institution under Subsections (a), (b), (c) and
(e) of this Section 3 shall equal the Limit.

     (f) In addition to any pension benefits to which the Executive shall be entitled (i) under any tax-qualified defined benefit plan of the Company, the Institution or any of their respective subsidiaries or affiliates, or any predecessor of any of them ("Retirement Plan") and (ii) under any supplemental executive retirement or other defined benefit plan or other excess benefit plan within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and under any plan to provide deferred income for a select group of management or highly compensated employees of the Company, the Institution or any of their respective subsidiaries or affiliates, or any predecessor of any of them (collectively, "SERP"), the Company and the Institution shall provide an additional supplemental pension benefit under this Agreement equal to the difference between (A) the pension benefits that the Executive would have been entitled to under the Retirement Plan and SERP if his Base Salary under this Agreement were $675,000 (the Base Salary set forth in
Section 3(a) as it may be amended from time to time) and (B) the pension benefits that the Executive is actually entitled to under the Retirement Plan and SERP. The intent of this Section 3(f) is to permit the Executive to continue to accrue additional pension benefits under the Retirement Plan and SERP on and following the date of this Agreement, determined as if his compensation under such Retirement Plan and SERP were based upon the prior sentence. For purposes of interpretation, attached hereto as Exhibit A are computations prepared by the Retirement System Group Inc. which set forth the Executive's accrued monthly pension benefits as of the dates indicated under the Retirement Plan and SERP of T R Financial Corp. and Roosevelt Savings Bank. The supplemental pension benefits provided for in this Section 3(f) shall be paid in the same form and at the same time and subject to the same terms and conditions, and to the same beneficiaries, as the pension benefits provided to the Executive under the Retirement Plan and/or the SERP, as the case may be. Notwithstanding the foregoing, the Executive and the Institution may mutually agree that such supplemental pension benefit be paid in a different form or commencing at a different time.

     (g) Executive's principal place of employment shall be at the Institution's executive offices at the address first above written, or at such other location in New York City or in Nassau or Suffolk County at which the Institution shall maintain its principal executive offices, or at such other location as the Board and Executive may mutually agree upon. The Institution shall provide Executive, at his principal place of employment, with a private office, stenographic services and other support services and facilities suitable to his position with the Institution and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Institution shall provide Executive with an automobile suitable to the position of Chairman of the Company and Vice Chairman of the Institution, in accordance with the prior practices of T R Financial Corp. and Roosevelt Savings Bank, and such automobile may be used by Executive in carrying out his duties under the Agreement, including commuting between his residence and his principal place of employment, and other personal use. The Institution shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate for business purposes, and travel and entertainment expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the

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Institution of an itemized account of such expenses in such form as the
Institution may reasonably require.

4.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any of the following: (i) the termination by the Institution of Executive's full-time employment hereunder for any reason other than termination governed by Section 5(a) hereof, or for Cause, as defined in Section 7 hereof; (ii) Executive's resignation from the Institution's employ, upon, any (A) unless consented to by the Executive, failure to elect or reelect or to appoint or reappoint Executive as Chairman of the Board of the Company and Vice Chairman of the Institution or failure to nominate or renominate Executive as a Director of the Institution or the Company as of the date of this Agreement, (B) a material change in Executive's function, duties, or responsibilities with the Institution, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, unless consented to by the Executive, (C) a relocation of Executive's principal place of employment by more than 25 miles from its location at the effective date of this Agreement, unless consented to by the Executive, (D) a reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, unless consented to by the Executive, (E) a liquidation or dissolution of the Company or the Institution, or (F) breach of this Agreement by the Institution. Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E) or (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six full calendar months after the event giving rise to said right to elect.

     (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Institution shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the sum of: (i) the amount (subject to the Limit) of the remaining payments that the Executive would have earned if he had continued his employment with the Institution during the remaining term of this Agreement at the Executive's Base Salary at the Date of Termination; (ii) (subject to the Limit) the amount equal to the annual contributions or payments that would have been made on Executive's behalf to any employee benefit plans of the Institution or the Company during the remaining term of this Agreement based on contributions or payments made (on an annualized basis) at the Date of Termination and (iii) the amount (subject to the Limit) of the noncompete compensation that would have been payable during the remaining term of this Agreement based on contributions or payments made (on an annualized basis) at the Date of Termination. At the election of the Executive, which election is to be made prior to an Event of Termination, such payment shall be made: (a) in a lump sum as of the Executive's Date of Termination, (b) on a bi-weekly basis in approximately equal installments during the remaining term of the Agreement, or (c) on an annual basis in approximately equal installments during the remaining term of the Agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

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5.   CHANGE IN CONTROL.

     (a) For purposes of this Agreement, a "Change in Control" of the Institution shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Institution or the Company representing 25% or more of the Institution's or the Company's outstanding voting securities or right to acquire such securities except for any voting securities of the Institution purchased by the Company and any voting securities purchased by any employee benefit plan of the Institution, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction (a "Transaction") occurs or is effectuated, other than a Transaction following which: (i) more than 50% of the equity ownership interests of the entity resulting from such Transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such Transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding equity ownerships interests in the Institution; and (ii) more than 50% of the securities entitled to vote generally in the election of directors of the entity resulting from such Transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such Transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of the securities entitled to vote generally in the election of directors of the Institution.

     (b) If a Change in Control has occurred pursuant to Section 5(a) or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d), of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement due to (i) Executive's dismissal, or (ii) Executive's voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in the annual compensation or material reduction in benefits or relocation of his principal place of employment by more than 25 miles from its location immediately prior to the change in control, unless such termination is because of his death or termination for Cause.

     (c) Upon the Executive's entitlement to benefits pursuant to Section 5(b), the Institution shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of: (i) the payments due for the remaining term of the Agreement, including the amount of the noncompete compensation that would have been payable during the remaining term of this Agreement; or (ii) three (3) times Executive's annual compensation for the most recently completed year. Such annual compensation shall include Base Salary, commissions, bonuses, contributions or accruals on behalf of Executive to any pension and profit sharing plan, any benefits to be paid or received under any stock-based benefit plan, severance payments, directors or committee fees and fringe benefits paid or to be paid to the Executive during such years. At the election of the

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Executive, which election is to be made prior to a Change in Control, such payment shall be made: (a) in a lump sum, (b) on a bi-weekly basis in approximately equal installments over a period of thirty-six (36) months following the Executive's termination, or (c) on an annual basis in approximately equal installments over a period of thirty-six (36) months following the Executive's termination. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

     (d) Upon the Executive's entitlement to benefits pursuant to Section 5(b), the Institution will cause to be continued life, medical, dental and long-term or other disability coverage substantially equivalent to the coverage maintained by the Institution for Executive at no premium cost to Executive prior to his severance. Such coverage and payments shall cease upon the expiration of thirty-six (36) months following the Change in Control.

6.   CHANGE OF CONTROL RELATED PROVISIONS.

     In each calendar year that Executive is entitled to receive payments or benefits under the provisions of this Employment Agreement, the Institution shall determine if an excess parachute payment (as defined in Section 4999 of the Internal Revenue Code of 1986, as amended, and any successor provision thereto, (the "Code")) exists. Such determination shall be made after taking any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the "Initial Excess Parachute Payment". As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. Upon the Date of Termination following a Change in Control, the Institution shall pay Executive, subject to applicable withholding requirements under applicable state or federal law, an amount equal to:

     (1) twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code); and

     (2) such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of state and federal income and excise taxes on the payment provided under Clause (1) and on any payments under this Clause (2). In computing such tax allowance, the payment to be made under Clause (1) shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

                    Tax Rate
         GUP =      _________
                    1- Tax Rate

         The "Tax Rate" for purposes of computing the GUP shall be the sum of the highest marginal federal and state income and employment-related tax rates, including any applicable excise tax rates, applicable to the Executive in the year in which the payment under Clause (1) is made.

     (3) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is more than the Initial Excess Parachute Payment (such different amount being hereafter referred to

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         as the "Determinative Excess Parachute Payment") then the Institution's independent accountants shall determine the amount (the "Adjustment Amount") the Institution must pay to the Executive in order to put the Executive in the same position as the Executive would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, independent accountants of the Institution shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Institution shall pay the Adjustment Amount to Executive. In no event however, shall Executive make any payment under this paragraph to the Institution.

7.   TERMINATION FOR CAUSE.

     The term "Termination for Cause" shall mean termination because of: 1) Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement which results in a material loss to the Institution or the Company, or 2) Executive's conviction of a felony. For the purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination, any unvested stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Institution, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, any such unvested stock options and related limited rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

8.   NOTICE.

     (a) Any purported termination by the Institution or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Executive's

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termination exists, the "Date of Termination" shall be determined in accordance with Section 8(c) of this Agreement.

     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and; provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Institution will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.   POST-TERMINATION OBLIGATIONS.

     All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 9 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive's employment with the Institution. Executive shall, upon reasonable notice, furnish such information and assistance to the Institution as may reasonably be required by the Institution in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.  NON-COMPETITION AND NON-DISCLOSURE.

     (a) Upon any termination of Executive's employment hereunder pursuant to
Section 4 hereof, Executive agrees not to compete with the Institution for a period of one (1) year following such termination in any city, town or county in which the Executive's normal business office is located and the Institution has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Institution. The parties hereto, recognizing that irreparable injury will result to the Institution, its business and property in the event of Executive's breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Institution, will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 7 hereof, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Institution, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed

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as prohibiting the Institution from pursuing any other remedies available to the
Institution for such breach or threatened breach, including the recovery of damages from Executive.

     (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Institution as it may exist from time to time, is a valuable, special and unique asset of the business of the Institution. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Institution thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Institution. Further, Executive may disclose information regarding the business activities of the Bank or Institution to the Superintendent of Banks of the State of New York, the New York Banking Department, OTS, the Federal Deposit Insurance Corporation ("FDIC") or other appropriate bank regulator pursuant to a formal regulatory request. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Institution will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Institution or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Institution from pursuing any other remedies available to the Institution for such breach or threatened breach, including the recovery of damages from Executive.

11.  SOURCE OF PAYMENTS.

     (a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Institution subject to Section 11(b). The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Institution are not timely paid or provided by the Institution, such amounts and benefits shall be paid or provided by the Company.

     (b) Notwithstanding any provision herein to the contrary, payments pursuant to this Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Company and the Institution on a quarterly basis. Notwithstanding any provision herein to the contrary, to the extent that compensation payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Employment Agreement dated February 16, 1999, between Executive and the Company, such compensation payments and benefits paid by the Company will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement.

12.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Institution or any predecessor of the Institution and Executive, except that this Agreement shall not affect or operate to reduce any benefit, compensation, tax indemnification or other provision inuring to the benefit of the Executive under the Employment Agreements dated as of January 23, 1997 between the Executive and T R Financial Corp. and Roosevelt Savings Bank, respectively ("Prior Agreements"). Such Prior Agreements shall continue in full force and effect except to the extent of the payments made to the executive as of the

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

closing of the merger of T R Financial Corp. with Roslyn Bancorp, Inc., which transaction closed on the date of this Agreement. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.  NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Institution and their respective successors and assigns.

14.  MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.  REQUIRED PROVISIONS.

     Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359.

16.  SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.  HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.  GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of New York, unless otherwise specified herein.

19.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Institution, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.  PAYMENT OF COSTS AND LEGAL FEES AND REINSTATEMENT OF BENEFITS.

     In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of: (1) all legal fees incurred by Executive in resolving such dispute or controversy, and (2) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

21.  INDEMNIFICATION.

     The Institution shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under New York law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Institution (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

22.  SUCCESSOR TO THE INSTITUTION.

     The Institution shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Institution or the Institution, expressly and unconditionally to assume and agree to perform the Institution's obligations under this Agreement, in the same manner and to the same extent that the Institution would be required to perform if no such succession or assignment had taken place.

                 [Remainder of Page Intentionally Left Blank]

                                  SIGNATURES


     IN WITNESS WHEREOF, The Roslyn Savings Bank and Roslyn Bancorp, Inc. have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers and directors, and Executive has signed this Agreement, on the 16/th/ day of February, 1999.


ATTEST:                                   THE ROSLYN SAVINGS BANK




/s/ R. Patrick Quinn                      By: /s/ Joseph L. Mancino
-------------------------------              ------------------------------
R. Patrick Quinn                              Joseph L. Mancino
Secretary                                     For the Board of Directors

[SEAL]



ATTEST:                                   ROSLYN BANCORP, INC.

                                              (Guarantor)



/s/ R. Patrick Quinn                      By: /s/ Joseph L. Mancino
-------------------------------              ------------------------------
R. Patrick Quinn                              Joseph L. Mancino
Secretary                                     For the Board of Directors

[SEAL]



WITNESS:




/s/ A. Gordon Nutt                        By: /s/ John M. Tsimbinos
-------------------------------              ------------------------------
A. Gordon Nutt                                John M. Tsimbinos
                                              Executive

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